UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — November 6, 2006

ASSURED GUARANTY LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-32141	98-0429991
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Assured Guaranty Ltd.
30 Woodbourne Avenue
Hamilton HM 08 Bermuda

(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 299-9375

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On November 6, 2006, Assured Guaranty Ltd. (“AGL”) and certain of its subsidiaries entered into a $300.0 million five-year unsecured revolving credit facility (the “2006 credit facility”) with a syndicate of banks, for which ABN AMRO Incorporated and Bank of America Securities LLC acted as lead arrangers.  Under the 2006 credit facility, each of Assured Guaranty Corp. (“AGC”), Assured Guaranty (UK) Ltd. (“AG (UK)”), Assured Guaranty Re Ltd. (“AG Re”), Assured Guaranty Re Overseas Ltd. (“AGRO”) and AGL are entitled to request the banks to make loans to such borrower or to request that letters of credit be issued for the account of such borrower.

Of the $300.0 million available to be borrowed, no more than $100.0 million may be borrowed by AGL, AG Re or AGRO, individually or in the aggregate, and no more than $20.0 million may be borrowed by AG (UK).  The stated amount of all outstanding letters of credit and the amount of all unpaid drawings in respect of all letters of credit cannot, in the aggregate, exceed $100.0 million.

The 2006 credit facility also provides that AGL may request that the commitment of the banks be increased an additional $100.0 million up to a maximum aggregate amount of $400.0 million.  Any such incremental commitment increase is subject to certain conditions provided in the agreement and must be for at least $25.0 million.

The proceeds of the loans and letters of credit are to be used for the working capital and other general corporate purposes of the borrowers and to support reinsurance transactions.

At the closing of the 2006 credit facility, (i) AGC guaranteed the obligations of AG (UK) under such facility, (ii) AGL guaranteed the obligations of AG Re and AGRO under such facility and agreed that, if the Company Consolidated Assets (as defined in the related credit agreement) of AGC and its subsidiaries were to fall below $1.2 billion, it would, within 15 days, guarantee the obligations of AGC and AG (UK) under such facility and (iii) Assured Guaranty Overseas US Holdings Inc., as a Material Non-AGC Subsidiary (as defined in the related credit agreement), guaranteed the obligations of AGL, AG Re and AGRO under such facility.

The 2006 credit facility’s financial covenants require that AGL (a) maintain a minimum net worth of seventy-five percent (75%) of the Consolidated Net Worth of AGL as of the most recent fiscal quarter of AGL prior to the Closing Date and (b) maintain a maximum debt-to-capital ratio of 30%.  In addition, the 2006 credit facility requires that AGC maintain qualified statutory capital of at least 75% of its statutory capital as of the fiscal quarter prior to the closing date of the facility.  Furthermore, the 2006 credit facility contains restrictions on AGL and its subsidiaries, including, among other things, in respect of their ability to incur debt, permit liens, become liable in respect of guaranties, make loans or investments, pay dividends or make distributions, dissolve or become party to a merger, consolidation or acquisition, dispose of assets or enter into affiliate transactions.  Most of these restrictions are subject to certain minimum thresholds and exceptions.  The 2006 credit facility has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control and cross-default to other debt agreements.  A default by one borrower will give rise to a right of the lenders to terminate the facility and accelerate all amounts then outstanding.

The 2006 credit facility replaces a $300.0 million three-year credit facility (the “2005 credit facility”) with a syndicate of banks, for which ABN AMRO Incorporated and Bank of America Securities LLC acted as lead arrangers, and to which each of AGL, AGC, AG (UK), AG Re and AGRO were a party, as borrower.

The 2005 credit facility, which was terminated as of the closing of the 2006 credit facility, had been available for general corporate purposes, and any amounts outstanding under the facility at its expiration would have been due and payable one year following the facility’s expiry.  Letters of Credit for a total aggregate stated amount of approximately $19.2 million issued during the term of this facility remain outstanding and are now governed by the 2006 credit facility.

Item 1.02               Termination of a Material Definitive Agreement.

See Item 1.01 above which is incorporated herein by reference.

Item 2.03                                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

 See Item 1.01 above which is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASSURED GUARANTY LTD.

	By:	/s/ James M. Michener
Name: James M. Michener
Title: General Counsel
DATE: November 9, 2006

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